UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) March 31, 2015

iCAD, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction

of Incorporation)

1-9341	02-0377419
(Commission File Number)	(IRS Employer Identification No.)

98 Spit Brook Road, Suite 100, Nashua, New Hampshire	03062
(Address of Principal Executive Offices)	(Zip Code)

(603) 882-5200

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Agreement.

On March 31, 2015, iCAD, Inc. (the “Company”) repaid in full the aggregate amount outstanding under the Facility Agreement, dated as of December 29, 2011 (as amended, supplemented or otherwise modified to the date hereof, the “Facility Agreement”), by and among the Company, Deerfield Private Design Fund II, L.P., Deerfield Private Design International II, L.P., and Deerfield Special Situations Fund, L.P. and, for itself and as assignee of the obligations held by Deerfield Special Situations Fund International Master Fund, L.P. The Facility Agreement and related documents were terminated as of March 31, 2015. The material terms of the Facility Agreement are described in the Company’s 8-K filed on January 3, 2012 and in the Company’s 10-K for the year ended December 31, 2014, filed on March 13, 2015. The Facility Agreement was to mature on December 29, 2015 and was able to be repaid at the Company’s option without penalty or premium. The Company used cash on hand to pay the $11.25 million outstanding principal amount due under the Facility Agreement and approximately $162,000 in accrued and unpaid interest on such principal amount. The Company believes that there are financing sources available with better terms than the Facility Agreement.

The Company will record a loss on the extinguishment of debt of approximately $1.8 million for the period ending March 31, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

iCAD, INC.
(Registrant)

By	/s/ Kevin Burns
Kevin Burns
President, Chief Financial Officer and Chief Operating Officer

Date: March 31, 2015